Exhibit 99.01

Ehave, Inc. Closes 20/20 Global Transaction, Mycotopia Therapy Now Operating as a Publicly Traded Company with Intent to Focus on Psychedelic Sector

Company intends to focus on opportunities in the psychedelic space in the Caribbean and distribute Global 20/20 shares at a later date.

MIAMI, Jan. 20, 2021 (GLOBE NEWSWIRE) -- Ehave, Inc. (OTC Pink: EHVVF) (the “Company”), a leader in digital therapeutics, announced today the Company has closed the transaction to sell 100% of its Mycotopia Therapy subsidiary to 20/20 Global Inc. (OTC Pink: TWGL). As a result of the transaction closing, Ehave controls approximately 75.77% of the outstanding shares of 20/20 Global. 20/20 Global Inc. plans to file with FINRA to change the name of the company to Mycotopia Therapy. Ehave, Inc. and 20/20 Global will file applicable 8k and 6k filings for the transaction with the SEC and SEDAR.

Ehave Chairman and CEO Ben Kaplan will serve as Chairman and CEO of both Ehave and 20/20 Global. All payments have been made and stock certificates transferred to complete the transaction. In the future, Ehave management intends to present a plan to the Board to provide its shareholders an opportunity to participate in the transaction. Details of the distribution of shares will be provided at a later date when details are available. The Board of Directors of 20/20 Global has stepped down and Ben Kaplan has been named CEO of Global 20/20, as well as Ehave, Inc. In addition to Mr. Kaplan, Mark Croskery has been appointed to the Board of Directors of 20/20 Global. In addition to his responsibilities to the Board of 20/20 Global, Mr. Croskery serves as Chairman and CEO of Croskery Capital Limited in Kingston, Jamaica.

The transaction has been well received in Jamaica and was the subject of an article in the Jamaica Gleaner, a leading Jamaican newspaper that has been published since 1834. The article titled “Ehave Magic Mushroom Company to Enter Jamaica - Taps Croskery as Director of Subsidiary, Kaya As Wellness Adviser And Partner” can be found at http://jamaica-gleaner.com/article/business/20210115/ehave-magic-mushroom-company-enter-jamaica-taps-croskery-director.

20/20 Global and Mycotopia Therapies will be a pure play on the psychedelic space and own 10% of PsyTech, which produces of the psychedelic professional conferences regarding the science of psychedelics and related business opportunities company along with psychedelic tour and travel related businesses. Ehave will continue develop Ketadash, the Ehave Dashboard, its MegaTeam video game applications for children with ADHD, the safety and security of Electronic Health Records (EHRs), improving mental health, and combatting mental illness.

Ehave CEO Ben Kaplan said “We look forward to developing Mycotopia’s business plan as a stand-alone public company. Our goal is to expand the presence of both Ehave and 20/20 Global as separate ecosystems in the psychedelic sector and continue to develop new opportunities.” Mr. Kaplan continued, “We also plan to distribute some of the 20/20 Global shares held by Ehave to its shareholders. We are considering several options and will provide more information once we have ascertained the most beneficial method of distribution for our shareholders.”

Additional Ehave Inc. Information

We are truly grateful for the support of EHVVF shareholders! Please join the conversation on our Ehave supporter’s telegram group at https://t.me/EhaveInc.

The company posts important information and updates through weekly videos from the official company YouTube channel https://www.youtube.com/channel/UCnyW1mgMd0qmYkEMq3O6FWA.

Please follow Ehave on Twitter @Ehaveinc1

Exhibit 99.01

About Ehave, Inc.

Ehave, Inc. (EHVVF) is a leader of digital therapeutics delivering evidence-based therapeutic interventions to patients. Our primary focus is on improving the standard care in therapeutics to prevent or treat brain disorders or diseases through the use of digital therapeutics, independently or together, with medications, devices, and other therapies to optimize patient care and health outcomes. Our main product is the Ehave Telemetry Portal, which is a mental health informatics platform that allows clinicians to make objective and intelligent decisions through data insights. The Ehave Infinity Portal offers a powerful machine learning and artificial intelligence platform with a growing set of advanced tools and applications developed by Ehave and its leading partners. This empowers patients, healthcare providers, and payers to address a wide range of conditions through high quality, safe, and effective data-driven involvement with intelligent and accessible tools. Additional information on Ehave can be found on the Company’s website at: www.ehave.com.

About Mycotopia Therapy

Mycotopia Therapy focuses on helping you heal and reclaim your life. Your journey of healing is an understanding of the causes and works to mental wellness through psychedelic enhanced psychotherapy, integrated with a professional team of mental wellness practitioners and cutting-edge technology. Psychedelic therapy is a holistic and spiritual approach providing healing and has shown successful treatment for many years. Additional information on Mycotopia Therapy can be found on the Company’s website at: https://www.mycotopiatherapies.com.

Forward-Looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements: (i) the initiation, timing, progress and results of the Company’s research, manufacturing and other development efforts; (ii) the Company’s ability to advance its products to successfully complete development and commercialization; (iii) the manufacturing, development, commercialization, and market acceptance of the Company’s products; (iv) the lack of sufficient funding to finance the product development and business operations; (v) competitive companies and technologies within the Company’s industry and introduction of competing products; (vi) the Company’s ability to establish and maintain corporate collaborations; (vii) loss of key management personnel; (viii) the scope of protection the Company is able to establish and maintain for intellectual property rights covering its products and its ability to operate its business without infringing the intellectual property rights of others; (ix) potential failure to comply with applicable health information privacy and security laws and other state and federal privacy and security laws; and (x) the difficulty of predicting actions of the USA FDA and its regulations. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement unless required by law. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is contained under the heading “Risk Factors” in Ehave, Inc.’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission (SEC) on September 24, 2015, as amended, which is available on the SEC’s website, http://www.sec.gov.

Contact for Ehave Inc. and 20/20 Global

Media Inquiries: Gabe Rodriguez

Gabe@Ehave.com

Investor Relations:

Email: Ir@Ehave.com

Phone: (623) 261-9046